UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 1, 2015

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza 910 Louisiana Street Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 241-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2015, the sole member of Shell Midstream Partners GP LLC, the general partner (the “General Partner”) of Shell Midstream Partners, L.P. (the “Partnership”), elected Carlos A. Fierro as a member of the board of directors of the General Partner (the “Board”). Mr. Fierro is expected to serve as a member of the audit committee and conflicts committee of the Board effective January 20, 2015.

As a non-employee director, Mr. Fierro will receive the standard compensation for service on the Board as described in the Partnership’s prospectus for its initial public offering, which was filed with the Securities and Exchange Commission on October 29, 2014.

Mr. Fierro will be fully indemnified by the Partnership for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to its partnership agreement.

Mr. Fierro, age 53, is a former investment banker and currently serves on the board of directors of Sendero Midstream Partners, a portfolio company of Energy Capital Partners. Mr. Fierro served as a Managing Director and the Global Head of the Natural Resources Group of Barclays PLC from 2008 until his retirement in 2013. Prior to that, he spent 11 years at Lehman Brothers, where his last role was as the Global Head of the Natural Resources Group. Prior to joining Lehman Brothers, Mr. Fierro practiced corporate, mergers & acquisitions and securities law at Baker Botts L.L.P.

Mr. Fierro was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Mr. Fierro that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: January 5, 2015

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